POOL CORPORATION DECLARES QUARTERLY CASH DIVIDEND
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COVINGTON, LA. (February 28, 2020) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors (the Board) declared a quarterly cash dividend of $0.55 per share. The dividend will be payable on March 26, 2020, to holders of record on March 12, 2020.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 375 sales centers in North America, Europe, and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com